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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE
Contact:   Robert Davies
           (817) 416-0717

                 OAKHURST ANNOUNCES ENTRY INTO THE RECYCLING AND
                            WASTE-TO-ENERGY BUSINESS

December 31, 1998 -- Oakhurst Company, Inc. (OTC Bulletin Board: OAKC) ("Oakhurst") today announced that it has raised up to $17.8 million in stock and debt, the proceeds of which will be used to enable it to enter the recycling and waste-to-energy business.

On December 30 Oakhurst received $865,000 in a private placement of approximately 1,730,000 shares of common stock to KTI, Inc. ("KTI"). In conjunction with the placement, Oakhurst entered into a subordinated loan agreement pursuant to which KTI has committed to lend up to $17.0 million.

These funds will be invested in Oakhurst Technology, Inc. ("OTI"), a wholly-owned subsidiary of Oakhurst, and used by OTI for upgrading and retrofitting a 20 megawatt waste-to-energy facility in Ford Heights, Illinois, and providing working capital for the operation of such facility. As a result, OTI will acquire a 50% equity interest in the entity that owns the facility (known as New Heights Recovery & Power, LLC, or "New Heights").

The New Heights facility was built in 1996 at a cost of about $110 million for the purpose of combusting waste rubber to produce electricity. Due to amendments to the Illinois Retail Rate Act, which repealed certain rate incentives to the facility, it was closed during start-up testing and the owner sought protection under federal bankruptcy laws. Pursuant to a Reorganization Plan that was confirmed by the bankruptcy court on December 15, 1998, the New Heights bondholders agreed to convert their $80 million in bonds and other claims into equity, and to grant 50% of such equity interest in New Heights to KTI or its affiliate, in return for a commitment to invest in and manage the project. KTI has designated OTI as its affiliate for these purposes; KTI Operations, a wholly-owned subsidiary of KTI, will manage the facility.

The upgrading and retrofitting of the New Heights facility will include the use of KTI-patented cryogenic crumb rubber processing technology. Oakhurst expects that over time, subject to the receipt of the necessary permits, the New Heights facility will be developed as an environmental campus, for the processing and recycling of paper and other non-hazardous wastes in addition to waste rubber. It is anticipated that New Heights may employ up to 350 people from the Ford Heights community. It is also expected that OTI will invest in businesses that will enhance the development of the crumb rubber industry and in related opportunities in the waste-to-energy and recycling sectors.

KTI, Inc. (Nasdaq: KTIE) is an integrated, value-added processor of non-hazardous solid wastes that owns and operates waste-to-energy


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and recycling facilities throughout the United States and Canada, with assets in excess of $400 million.

Oakhurst is a holding company which owns two businesses, Steel City Products and Dowling's Fleet Service Co., that are distributors in the automotive aftermarket.


OAKHURST ANNOUNCES CHANGES IN STOCKHOLDER RIGHTS PLAN

Oakhurst also announced that its Board of Directors voted to redeem all outstanding Rights issued pursuant to Oakhurst's shareholder rights plan dated as of February 10, 1998 (the "Prior Rights Plan"). The redemption is effective as of December 29, 1998 (the "Redemption Date") and was approved by the Board of Directors in order to facilitate the acquisition by KTI of approximately 1,730,000 shares of Oakhurst's common stock. Oakhurst expects to mail to all holders of Rights as of the Redemption Date the redemption price of $.001 per Right on or about January 10, 1999.

In conjunction with the stock acquisition by KTI, Oakhurst's Board adopted a new shareholder rights plan (the "New Rights Plan") and declared a dividend of one right on each outstanding share of Oakhurst's common stock. The dividend will be paid to stockholders of record on December 29, 1998.

The New Rights Plan was not adopted in response to any specific proposals or communications regarding plans to acquire control of Oakhurst. Rather, the New Rights Plan is intended to deter takeover tactics that are abusive, to preserve the assets of Oakhurst and to ensure that any acquisition of Oakhurst would result in full and fair value for all shareholders.

The New Rights Plan is designed to protect the value of every shareholder's investment and is not intended to prevent an acquisition of Oakhurst at a full and fair price. Since the rights can be redeemed by the Board of Directors prior to a triggering event, the plan should not interfere with a transaction that is in the best interests of Oakhurst and its shareholders. The issuance of the rights has no accounting or financial impact and there is no dilutive or tax effect to Oakhurst or its shareholders.

Under the New Rights Plan, the rights are not exercisable and not transferable apart from Oakhurst's common stock until after such time as a person or group has acquired 4.5% of Oakhurst's common stock or begins a tender or exchange offer that would reach the 4.5% level (a "triggering event"). The initial acquisition by KTI is exempted from the New Rights Plan, but subsequent acquisitions exceeding the threshold are not. If the rights become exercisable, separate rights certificates will be issued and will entitle the holder to purchase one-one hundredth of a share of Series A junior preferred stock of Oakhurst at an exercise price of $10.00. The New Rights Plan also provides for appropriate action for possible mergers and steps for the Board of Directors to take in the time period between the acquisition by a person or group of 4.5% of Oakhurst's common stock and the acquisition of 50% or more


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of the common stock. The rights may be redeemed by the Board of Directors at a price of $.001 per right any time prior to the acquisition of 4.5% or more of Oakhurst's common stock.

Oakhurst has substantial tax loss carryforwards which shelter most of its income from federal income taxes. A change in control of Oakhurst as defined in the IRS Code may significantly reduce the availability of the tax losses. Accordingly, Oakhurst's Certificate of Incorporation includes restrictions on the registration of transfers of stock resulting in, or increasing, individual holdings exceeding 4.5%.

The statements contained in this press release that are not historical facts contain forward-looking information and accordingly involve risks and uncertainties. Such forward-looking statements are based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Factors including overall economic conditions, demand for after-market automotive products in general and the Company's products in particular, conditions in the waste- to-energy and recycling industries, permitting and regulatory factors, competitors' and customers' actions and other risk factors described in the Company's filings with the Securities and Exchange Commission could cause actual results and outcomes to differ materially. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of other unanticipated events.

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